UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 16, 2007

INTERACTIVE TELEVISION NETWORKS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

0-50122	98-0372720
(Commission File Number)	(I.R.S. Employer Identification No.)

2118 Wilshire Blvd. #365 Santa Monica, CA	90403
(Address of Principal Executive Offices)	(Zip Code)

(866) 988-4988

(Registrant’s Telephone Number, Including Area Code)

23241 Ventura Boulevard, Suite 101 Woodland Hills, CA 91364

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 3.02 Notice of Delisting or Failure to Satisfy a Continued Listing Rule of Standard

As further described in Item 8.01 below, Interactive Television Networks, Inc., a Nevada corporation (the “Registrant”), has ceased to operate and, immediately following the filing of this Form 8-K, will file a Form 15 to terminate its registration under Section 12(g) of the Securities Exchange Act of 1934. Following the filing of the Form 15, the Registrant will no longer file any periodic reports with the Securities and Exchange Commission (the “SEC”) and, therefore, Registrant’s common stock will no longer be eligible to be listed for trading on the OTC Bulletin Board.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On December 16, 2007, Mr. Michael Martinez, resigned from all positions that he held with the Registrant, including its President and a member of the Board of Directors. As a result, since that date Charles Prast, the Registrant’s Chief Executive Officer and the interim Chief Financial Officer, has been the Registrant’s sole remaining officer. Mr. Prast intends to resign as an officer and director of the Registrant as soon as certain ministerial actions required to be taken in connection with the cessation of the Registrant’s business and the termination of its status as an SEC reporting company have been completed.

On February 11, 2008, Messrs. Geoff Brown, Joseph J. Scotti and John Wirt resigned from the Board of Directors of the Registrant. As a result, the sole remaining director of the Registrant currently is Charles Prast.

Item 8.01 Other Events

Immediately following the filing of this Form 8-K, the Registrant will file with the SEC a Form 15 certification and notice of termination of registration under the Securities Exchange Act of 1934. The Registrant’s duty to continue filing any reports with the SEC will thereafter be suspended effective upon the filing of the Form 15, and the termination of the Registrant’s registration will become effective within 60 days following the filing of the form. Based on information provided to the Registrant by its transfer agent, as of March 31,2008, the Registrant had 85 stockholders of record.

As of the close of business on April 3, 2008, the Registrant formally ceased conducting all operations and permanently terminated its business of distributing television broadcasting over the Internet to paid subscribers. The Registrant has ceased accepting any new subscribers, has turned off its Internet distribution facilities, and no longer provides any video content to any former subscribers. In connection with the termination of all of its operations, the Registrant has closed all of its offices and has laid off all remaining employees. Mr. Charles Prast has agreed to continue to serve as an unpaid, part-time officer of the Registrant while the Registrant completes certain regulatory filings in connection with the termination of the company’s business and its status as an SEC reporting company. The Registrant has set up the following temporary mailing address and e-mail address during the final wind-up phase of the company: 2118 Wilshire Blvd. #365 Santa Monica, CA 90403; itvncontact@gmail.com.

The Registrant has no remaining assets but has approximately $10 million of outstanding, unpaid liabilities, including over $8,350,000 of secured indebtedness.

Background.

In June 2005, the Registrant acquired ITVN, Inc. (“ITVN”), a company engaged in the business of developing, marketing, transmitting, and managing television programming over the Internet to subscribers. In order to obtain the funds to (i) build the physical infrastructure for collecting, storing and distributing our programming over the Internet, (ii) assemble a critical mass of mainstream and niche television programming, and (iii) market these content television networks both in the U.S. and abroad, the Registrant raised approximately $10,350,000 of debt and equity financing, including $8,350,000 of secured convertible debentures that bore interest at rates of 16% and 17% per annum. The Registrant’s obligations under all of the debentures were secured by liens on the assets of Registrant and ITVN.

Unfortunately, the Registrant’s business and subscriber base grew slower than anticipated and, to a large extent, has been displaced by new evolving technologies and services that have undercut the Registrant’s business model of charging subscribers a monthly fee for obtaining television programming over the Internet. As a result, the Registrant continued to operate at a loss and, eventually, was unable to make the debt service payments under the outstanding secured debentures. In addition, the Registrant has been unable raise additional capital. Therefore, in order to preserve value for the stockholders of the Registrant and to maximize the return for its creditors, the Registrant and its ITVN subsidiary evaluated numerous alternatives, including strategic relationships with third parties and the sale of ITVN’s assets.

On July 11, 2007, ITVN entered into an asset purchase agreement with BroadShift Inc., a Canadian corporation that was also engaged in the distribution of television programming over the Internet. Unfortunately, BroadShift was unable to obtain sufficient funding to complete the purchase of the ITVN assets, and the purchase was formally abandoned in December 2007. Since that date, the Registrant substantially reduced its operations and has attempted to survive until it could find another buyer or an alternate strategy to preserve some value for its creditors and stockholders. The Registrant has been unable to find another buyer and, because of its continuing negative cash flow and diminishing operations, the Registrant formally ceased all of its operations on April 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

INTERACTIVE TELEVISION NETWORKS, INC.

By:	/s/ CHARLES PRAST
Charles Prast, Chief Executive Officer
Dated: April 2, 2008